Exhibit 99.2

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Jakob Jakobsen
Senior Director, Investor Relations & Corp Comm	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	310-309-1003
mgraham@sequenom.com	jjakobsen@chandlerchiccocompanies.com

SEQUENOM PRICES OFFERING OF

$110 MILLION OF ITS 5.00% CONVERTIBLE SENIOR NOTES DUE 2017

SAN DIEGO, Calif. – September 12, 2012 - Sequenom, Inc. (NASDAQ: SQNM) today announced the pricing of its offering of $110.0 million aggregate principal amount of Convertible Senior Notes due 2017 (the “Convertible Notes”) in a private offering. The sale of the Convertible Notes is expected to close on September 17, 2012, subject to customary closing conditions. Sequenom also granted to the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $20.0 million aggregate principal amount of the Convertible Notes solely to cover over-allotments, if any. Sequenom intends to use the net proceeds from this offering to fund the commercialization of the MaterniT21 PLUS laboratory-developed test, as well as for other general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general administrative expenses.

The Convertible Notes will be the senior, unsecured obligations of Sequenom. They will bear interest at a fixed rate of 5.00% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2013. Interest on the Convertible Notes will accrue from September 17, 2012. The Convertible Notes will mature on October 1, 2017, unless earlier converted, redeemed or repurchased.

The Convertible Notes will be convertible at any time prior to the third trading day immediately preceding the maturity date, at the option of the holders, into shares of Sequenom’s common stock. The conversion rate will initially be 216.0644 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $4.63 per share of common stock), and will be subject to adjustment upon the occurrence of certain events. In addition, Sequenom will, in certain circumstances, increase the conversion rate for holders who convert their Convertible Notes in connection with a make-whole fundamental change (as such term will be defined in the indenture relating to the Convertible Notes).

Sequenom may not redeem the Convertible Notes prior to October 1, 2015. On and after October 1, 2015, Sequenom may redeem for cash all, but not less than all, of the Convertible Notes if the last reported sale price of its common stock equals or exceeds 140% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which Sequenom delivers the notice of the redemption. The redemption price will equal 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, if Sequenom calls the notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, Sequenom will, in certain circumstances, increase the conversion rate for holders who convert their notes after Sequenom delivers a notice of redemption and on or prior to the close of business on the third business day immediately preceding the relevant redemption date.

Upon a fundamental change (as defined in the indenture relating to the Convertible Notes), subject to certain exceptions, the holders may require Sequenom to repurchase some or all of their Convertible Notes for cash at a repurchase price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The offering is being made to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Neither the Convertible Notes nor any shares of Sequenom’s common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s expectations with respect to the completion, timing and size of its offering, the expected net proceeds from the offering, the over-allotment option related to the offering and its anticipated use of proceeds from the offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2012. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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